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                                                                     Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                                 FOURTH RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ON TECHNOLOGY CORPORATION

       ON Technology Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

       DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of the Company, at a meeting held on February 6, 2002, adopted the following resolutions:

              RESOLVED: That the Board deems it advisable and in the best interests of the Corporation and its stockholders that Article FOURTH of the Corporation's Fourth Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

              "Fourth. Authorized Stock.

              The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 52,000,000 shares, $.01 par value, which shall consist of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of undesignated Preferred Stock, $.01 par value per share ("Preferred Stock")."

              FURTHER RESOLVED: That the Board recommends to the stockholders that the Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment"), substantially in the form presented to the Board at this meeting, be approved; that any resolutions contained in the Certificate of Amendment are hereby deemed adopted and approved by the Board; and that the Proper Officers are hereby authorized and directed to submit the Certificate of Amendment to the stockholders of the Corporation for their approval.

              FURTHER RESOLVED: That, upon approval of the Certificate of Amendment by the stockholders of the Corporation, the Proper Officers are hereby authorized to execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware and to take such other actions as they deem necessary or appropriate to cause the Certificate of Amendment to become effective and to carry out the intent of the foregoing resolutions.

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       SECOND: That Article FOURTH of the Fourth Restated Certificate of
Incorporation of the Company be amended and restated to read in its entirety as follows:

              "Fourth. Authorized Stock.

              The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 52,000,000 shares, $.01 par value, which shall consist of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of undesignated Preferred Stock, $.01 par value per share ("Preferred Stock")."

       THIRD: That the stockholders of the Company, by action at an Annual Meeting of Stockholders held on May 16, 2002, have given approval to said amendment in accordance with the provisions of Section 211 and 216 of the General Corporation Law of the State of Delaware.

       FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 211, 216, 222 and 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Gabor Garai its Secretary, this 11th day of June, 2002.

                                                  ON TECHNOLOGY CORPORATION

                                                  By: /S/ Gabor Garai
                                                     ---------------------------
                                                     Gabor Garai, Secretary

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